CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Allspring Managed Account CoreBuilder Shares – Series EM, one of the funds comprising Allspring Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts
November 1, 2022